Notes to Pro forma Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION

On June 23, 2015, Solis Tek Inc. (the “Company”) entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with Cinjet, Inc. (“Cinjet”), a Nevada corporation, and CJA Acquisition Corp. (“CJA”), a California corporation and a wholly owned subsidiary of Cinjet, providing for the merger of CJA with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Cinjet. The Merger Agreement was approved by the Company’s Board of Directors and the sole Director of Cinjet, effective June 23, 2015.  The Merger closed on June 23, 2015.

At the effective time of the Merger, each share of the Company’s common stock was converted into the right to receive .166 shares of common stock of Cinjet, with an aggregate of 4,364,500 shares issued to the shareholders of the Company.

Upon the Closing of the Merger, the Company paid a total of $22,500 to four shareholders of Cinjet for the cancellation of a total of 10,245,334 shares of Cinjet common stock.  Also at the closing of the Merger, the Company paid $198,100 to Cinjet for Cinjet to settle and pay all of the current liabilities of Cinjet, totaling $405,932 as of the Closing date.  After the closing, a total of 4,925,333 shares of Cinjet were outstanding.

The accompanying unaudited pro forma consolidated Balance Sheet presents the accounts of Solis Tek and Cinjet as if Merger occurred at March 31, 2015. The accompanying unaudited pro forma Statements of Operations present the accounts of the Company and Cinjet for the three months ended March 31, 2015 and for the year ended December 31, 2014 as if the Merger occurred on January 1, 2014.

The Merger will be accounted for as a “reverse merger” immediately following the completion of the transaction.  For accounting purposes, the Company will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Cinjet. Accordingly, the Company’s assets, liabilities and results of operations will become the historical financial statements of the registrant.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction and the cash paid by the Company of $220,600 will be reflected as a cost of the transaction.

The unaudited consolidated pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the company’s actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

Cinjet, Inc. and Solis Tek Inc.
Pro Forma Consolidated Balance Sheets
March 31, 2015
(Unaudited)			Pro forma		Pro forma
	Cinjet	Solis Tek	Adjustments		Consolidated
ASSETS	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
CURRENT ASSETS
Cash	$322	$1,215,592	$(220,600)	(1)	$995,314
Accounts receivable, net	-	588,462	-		588,462
Inventories	-	1,606,216	-		1,606,216
Inventories under warranty claims	-	372,438	-		372,438
Advances to suppliers - related party	-	65,775	-		65,775
Prepaid expenses and other current assets	-	15,987	-		15,987
Income taxes receivable	-	99,816	-		99,816
TOTAL CURRENT ASSETS	322	3,964,286	(220,600)		3,744,008

Property and equipment, net	-	125,042	-		125,042
Other assets	-	30,422	-		30,422
TOTAL ASSETS	$322	$4,119,750	$(220,600)		$3,899,472

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$129,206	$498,324	$(129,206)	(1)	$498,324
Amounts due to officers-shareholders	49,326	315,512	(49,326)	(1)	315,512
Income taxes payable	2,400	297,174	(2,400)	(1)	297,174
Capital lease obligations, current portion	-	12,956	-		12,956
Convertible debentures	225,000	-	(225,000)	(1)	-
Line of credit	-	600,000	-		600,000
TOTAL CURRENT LIABILITIES	405,932	1,723,966	(405,932)		1,723,966

Capital lease obligations, long-term	-	33,108	-		33,108
TOTAL LIABILITIES	405,932	1,757,074	(405,932)		1,757,074

SHAREHOLDERS' EQUITY
Common stock	1,078	2,689,025	(2,689,610)		493
Additional paid-in capital	87,322	-	2,654,342	(1)	2,741,664
Accumulated deficit	(494,010)	(326,349)	220,600	(1)	(599,759)
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	(405,610)	2,362,676	185,332		2,142,398
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$322	$4,119,750	$(220,600)		$3,899,472

(1) To reflect the payment of $220,600 upon closing as a cost of the reverse merger and the extinguishment of $185,332 in Cinjet liabilities.

Cinjet, Inc. and Solis Tek Inc.
Pro Forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2015
(Unaudited)			Pro forma		Pro forma
	Cinjet	Solis Tek	Adjustments		Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)

Sales	$-	$2,091,484	$-		$2,091,484

Cost of goods sold	-	1,346,451	-		1,346,451

Gross profit	-	745,033	-		745,033

Research and development	-	46,841	-		46,841
Selling, general and administrative expenses	8,368	672,867	-		681,235
Total operating expenses	8,368	719,708	-		728,076

Income (loss) from operations	(8,368)	25,325	-		16,957

Other income (expenses)
Interest expense	(6,759)	(12,015)	-		(18,774)
Interest income	-	1,272	-		1,272
Costs relating to merger	-	-	(220,600)	(1)	(220,600)
	(6,759)	(10,743)	(220,600)		(238,102)

Income (loss) before income taxes	(15,127)	14,582	(220,600)		(221,145)

Provision (benefit) for income taxes	-	11,990	-		11,990
Net income (loss)	$(15,127)	$2,592	$(220,600)		$(233,135)

Basic and Diluted Loss per Share					$(0.05)

Weighted Average Common Shares Outstanding					4,251,279

(1) To reflect the cost of the reverse merger.

Cinjet, Inc. and Solis Tek Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2014
(Unaudited)			Pro forma	Pro forma
	Cinjet	Solis Tek	Adjustments	Consolidated
			(Unaudited)	(Unaudited)

Sales	$-	$6,155,379	$-	$6,155,379

Cost of goods sold	-	4,638,749	-	4,638,749

Gross profit	-	1,516,630	-	1,516,630

Research and development	-	120,537	-	120,537
Selling, general and administrative expenses	16,344	1,808,291	-	1,824,635
Total operating expenses	16,344	1,928,828	-	1,945,172

Loss from operations	(16,344)	(412,198)	-	(428,542)

Other income (expenses)
Interest expense	(26,060)	(48,101)	-	(74,161)
Interest income	-	59	-	59
Impairment of loan receivable	-	(250,000)	-	(250,000)
	(26,060)	(298,042)	-	(324,102)

Loss before income taxes	(42,404)	(710,240)	-	(752,644)

Provision (benefit) for income taxes	-	(49,608)	-	(49,608)
Net loss	$(42,404)	$(660,632)	$-	$(703,036)

Basic and Diluted Loss per Share				$(0.20)

Weighted Average Common Shares Outstanding				3,552,522

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